Exhibit 10.5

SHARE PURCHASE AND TRANSFER AGREEMENT

DATED OCTOBER 01, 2004

OTTO FREIZEIT UND TOURISTIK GMBH

TRAVELOCITY GMBH

Allen & Overy LLP

Frankfurt

THIS AGREEMENT is made in Hamburg on October 01, 2004

BETWEEN

(1)                                  Otto Freizeit und Touristik GmbH (OFT or the Seller) having its corporate seat in Hamburg, Germany, registered with the commercial register of the local court of Hamburg under HRB 53725; and

(2)                                  Travelocity GmbH (TVL GmbH or the Buyer), having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 141895,

OFT and TVL GmbH are hereinafter also referred to as Party and together as the Parties.

WHEREAS:

(A)                              On August 20, 2004, Otto (GmbH & Co KG) (OTTO), OFT, Travelocity.com LP (TVLY) and TVL GmbH, amongst others, entered into the master agreement (deed no. 1285/2004 of the notary Dr.irur. Axel Pfeifer, Hamburg) (the Master Agreement).

(B)                                Under the Master Agreement, the parties to such agreement agreed on a restructuring of the joint venture activities of OFT, OTTO and TVLY conducted under the joint venture agreement between OFT, TVLY and OTTO dated 7 September 2001 (Deed No. 1703/2001 of the notary Dr. Axel Pfeifer, Hamburg).

(C)                                Until the date of this Agreement the joint venture activities were conducted through Kommanditgesellschaft TRAVEL OVERLAND Flugreisen GmbH & Co, Munich, registered with the commercial register of the local court in Munich under HRA 70203 (TEU Partnership) and its subsidiaries. In more detail, TEU Partnership held 100% of the shares in Travelocity Holdings GmbH, Munich, registered with the commercial register of the local court in Munich under HRB 141917 (TEU). TEU held 100% of the shares in the following companies:

•                  Travelocity.co.uk Ltd., a company incorporated in England with registration number 03007698, and with its registered address at Western House, Cambridge Road, Stanstead, Essex, CM2 4 8BZ;

•                  Resfeber Sverige AB, a company incorporated in Sweden with company registration number 556551-8957 and with its registered address at Kungsgatan 38, 3 tr, 111 35 Stockholm, Sweden;

•                  Usit Connections SAS, a company incorporated in France and registered with the Nice Commercial Court under the number 702 054 974 (1984 B 00632) with its registered address at 455 Promenada des Anglais – Immeuble Arénice, 06299 Nice Cedex 03; and

•                  Travelocity France SAS, a company incorporated in France with registration number 441 687 928 RCS Paris, and with registered address at 77 rue La Boëtie, 75008 Paris.

Resfeber Sverige AB holds 100 % of the shares in the following companies:

•                  Skandinavisk Reisefeber AS, Oslo, Norway;

•                  Rejsefeber ApS, Copenhagen, Denmark;

•                  Box Office AB, Stockholm, Sweden; and

•                  Resfeber Skandinavien AB, Stockholm, Sweden.

Usit Connections SAS holds 100 % of the shares in the following company:

•                  Boomerang SAS, Nice Cedex, France.

(D)                               As part of the restructuring process, as of the date of this Agreement TEU acquired 100% of the shares in [NewCo], Munich, registered with the commercial register of the local court in Munich under HRB 152122, having a registered share capital (Stammkapital) in the amount of Euro 25,000 (NewCo). Subsequently, TEU transferred all shares in Travelocity.co.uk Ltd, Resfeber Sverige AB, Usit Connections SAS and Travelocity France SAS to NewCo. Thereafter, TEU Partnership acquired all shares in NewCo by TEU and, subsequently, each of OFT and TVL GmbH acquired by way of withdrawal (Entnahme) from TEU Partnership 50% of the shares in NewCo.

(E)                                 In accordance with clause 4.4(f) of the Master Agreement, OFT wishes to sell and transfer, and TVL GmbH wishes to acquire, OFT’s 50% shareholding in NewCo.

NOW IT IS HEREBY AGREED as follows:

1.                                      INTERPRETATION

1.1                                 The terms defined in the following definitions shall have the meaning ascribed to them wherever used in this Agreement unless otherwise defined in the respective Clause.

Affiliate means any corporation, partnership or other legal entity in which one of the Parties owns, directly or indirectly, an interest that provides it with more than 50 % of the ownership voting rights.

Agreement means this Share Purchase and Transfer Agreement.

Boomerang means VFinances and its subsidiaries at the date of the Master Agreement.

Boomerang SAS means Boomerang SAS, Nice Cedex, France, a company which has been merged into Usit Connections SAS.

Clause means a clause of this Agreement.

Closing Accounts means the financial statements as of 30 September 2004 of the Subsidiaries the Parties agreed to draw up in accordance with Clause 7.

Company means NewCo.

Euribor means the percentage rate per annum determined by the Banking Federation of the European Union for a three-month period, as defined under http://www.euribor.org.

Exhibit means any annex, appendix, attachment, exhibit or schedule to this Agreement.

Information Technology means all computer systems, communications systems, software and hardware which – unless the context expressly provides otherwise – are owned by or used by, or have been licensed to the Subsidiaries.

Intellectual Property Rights means all intellectual property rights and all applications for intellectual property rights, including in particular (without limitation) all patents, copyrights, rights to databases, trade marks, trade names, registered patterns and designs, topographies, Know-how and all inventions as well as domain names.

Investment Plan means the investment plan agreed by the shareholders of TEU Partnership in November 2003 with respect to the funding of their joint venture activities.

KPMG means KPMG Deutsche Treuhand Aktiengesellschaft, Wirtschaftsprüfungsge-sellschaft, Steuerberatungsgesellschaft, Germany.

Management Accounts means the monthly accounts prepared for controlling purposes setting out profit and loss figures drawn up by the management of the Subsidiaries. The Management Accounts for June 2004 are attached hereto as Attachment 1.1.

New Joint Venture Agreement means the amended and restated joint venture agreement between OFT, OTTO, Travelocity and TVL GmbH, dated the day of this Agreement (Deed No. [•] of the notary [•], [•]).

Pan-European Technology Platform has the meaning ascribed to it in section 1.1 of the Amendment to Travelocity License and Information Technology Services Agreement and Webhosting Agreement.

Share means the share in the nominal amount of Euro 12,500 in NewCo held by OFT.

Signing Date means the date of this Agreement.

Statement(s) has the meaning scribed to it in Clause 3.1(a).

Subsidiaries means Travelocity.co.uk Ltd., Resfeber Sverige AB, Travelocity France SAS and Usit Connections SAS and their relevant subsidiaries as set out in the recitals under (C).

Taxes for the purpose of this Agreement shall mean all forms of taxation and other public duties or levies or social security contributions, grants, subsidies, customs and all interest, fines and similar amounts in connection with any of them.

Travelchannel means travelchannel GmbH, Hamburg, formerly registered with the commercial register of Hamburg under HRB 73242, having been merged into TEU Partnership effective 11 June 2004.

Travelchannel Acquisition Agreement means the framework agreement between TEU Partnership, OFT and TVL GmbH, dated 24 March 2004 (Deed No. 443/2004 of the notary Dr. Axel Pfeifer, Hamburg).

VDistribution means VDistribution SRL, Nice Cedex, France, a company which has been merged into Usit Connections SAS.

VFinances means VFinances SAS, Nice Cedex, France, a company which has been merged into Usit Connections SAS.

VFinances Acquisition Agreement means the share purchase agreement between TEU, Laurent Villa, Pascal Villa and Gabriel Villa, dated 4 March 2004.

1.2                                 Unless this Agreement provides for separate definitions for the singular and the plural (e.g. Company/Companies), the singular shall include the plural and vice versa and words denoting a person shall include, unless otherwise stated, that person’s legal successors or assignees.

1.3                                 The headings in this Agreement are for convenience only and do not affect its interpretation.

1.4                                 Any Exhibit to this Agreement shall take effect as if set out in this Agreement and references to this Agreement shall include its Exhibits.

2.                                      SALE AND PURCHASE

2.1                               Sale and Purchase and Conditional Transfer of the Share

(a)                                  The Seller hereby sells and transfers the Share to the Buyer and the Buyer hereby purchases and agrees to acquire the Share. The transfer of the Share (Übereignung) shall be subject to the condition (aufschiebende Bedingung) of the payment of the Purchase Price in accordance with Clause 2.2. The Share is sold and transferred with all rights and entitlements relating thereto.

(b)                                 The Share is transferred with economic effect as of the date of this Agreement.

2.2                               Purchase Price

(a)                                  The Buyer shall pay within one day after the Signing Date in immediately available funds:

Euro 26,570,000 (twenty-six million five hundred seventy thousand euros) to Seller  into the following account of the Seller:

Bank:	[•]
Account owner:	[•]
Account number:	[•]
Sort code:	[•]
SWIFT Code:	[•]

The above amount is hereinafter together referred to as Purchase Price.

(b)                                 Any monies payable under this Agreement but not paid when due shall bear interest at a rate of 2 (two) percentage points above Euribor from the date they are due until payment. The Parties understand that the Purchase Price is exempted from § 4 no. 8(f) of the German VAT Act (Umsatzsteuergesetz).

(c)                                  The Purchase Price was calculated on the following assumptions:

(i)                                     OFT has contributed its share (in the amount of Euro 4,200,000 (in words: four million two hundred thousand euros)) of the funding contributions as per the Investment Plan to TEU Partnership for onward transmission to Travelocity.co.uk Ltd and Resfeber Sverige AB;

(ii)                                  OFT has contributed to TEU Partnership its 50% share (in the amount of Euro 3,600,000 (in words: three million six hundred thousand euros)) in the funding of the acquisition of Boomerang in France;

(iii)                               OFT has contributed its 50% share (in the amount of Euro 2,200,000 (in words: two million two hundred thousand euros) of the working capital related funding into TEU (relating to Boomerang) with TEU having used both contributions under (ii) and (iii) to repay its liabilities to Travelocity;

(iv)                              Travelocity has agreed to allow the remainder of the payments due under the Travelchannel Acquisition Agreement (totalling Euro 7,671,118.06 (in words: seven million six hundred seventy-one thousand one hundred eighteen point zero six euros) to be fully utilized in Germany for the benefit of TEU Partnership;

(v)                                 It is understood that from 1 July 2004 till 31 December 2004 both OFT and Travelocity will still continue to make the agreed contributions for TEU Partnership as per the Investment Plan but only to the extent that it pertains to the German business (41.2%). This means that OFT and Travelocity will each make equal capital contributions towards the funding of TEU Partnership of Euro 1,240,000 (in words: one million two hundred forty thousand euros) (July 2004 contribution) and Euro 890,000 (in words: eight hundred ninety thousand euros) (October 2004 contribution); however in view of the transactions set out in the Master Agreement both contributions shall be made by the end of October 2004. Furthermore, without prejudice to any rights and obligations of the parties of the New Joint Venture Agreement, given the extra funding in Germany arising from the Travelchannel acquisition, no additional funding will be required until after 30 June 2006 by either OFT or Travelocity absent an extraordinary transaction or market development for which the spend is mutually agreed by the Parties;

(vi)                              The funding of the Subsidiaries from 1 July 2004 onwards shall be done by TVLY alone. TVLY and OFT, however, shall be liable for all costs, expenses and accruals for the Subsidiaries through 30 June 2004;

(vii)                           Travelocity shall provide the Pan-European Technology Platform as defined and in accordance with the provisions of the Technology License Agreement.

3.                                      STATEMENTS OF THE SELLER

3.1                               General

(a)                                  The Seller hereby represents to the Buyer by way of an independent obligation (selbständige Verpflichtung) within the meaning of § 311 of the German Civil Code (Bürgerliches Gesetzbuch) that each of the statements (Erklärungen) contained in this Clause 3 (referred to as the Statements and each a Statement) is true, accurate, complete and not misleading in every respect as of the Signing Date except as expressly disclosed to the Buyer in this Agreement or in the Exhibits to the relevant Statements, provided always that such disclosure is made in a clear and fair way disclosing the relevant issue.

(b)                                 The Seller and the Buyer further agree that:

(i)                                     all claims against the Seller in respect of the Statements shall be subject to the provisions set forth in Clause 6 only; and

(ii)                                  in no circumstance, shall any Statements set out in Clause 3 and/or remedies relating to such Statements set out in Clause 4 be deemed or construed as a guarantee (Garantie), whether a derivative guarantee (unselbständige Garantie) or a stand-alone guarantee (selbständige Garantie) within the meaning of § 443(1), § 444 of the German Civil Code (Bürgerliches Gesetzbuch).

3.2                               Corporate Matters

(a)                                  The statements in the Recitals of this Agreement with respect to the Seller and the Subsidiaries are complete and correct.

(b)                                 The Seller is the legal and beneficial owner of the Share, which is free of any encumbrances or any other rights for the benefit of third parties. The Seller has the right and the power to freely dispose of the Share, and no consent of any third party would be required for such disposal, and such disposal would not violate the right of any third party.

(c)                                  The Share is fully paid up and no repayment of capital contributions has been made, neither openly nor concealed.

(d)                                 The Subsidiaries are limited liability companies duly organized under the laws of their relevant jurisdictions and validly existing in accordance with the excerpts of the commercial register (or the relevant comparable registers in the various jurisdictions) and the articles of association all of which have been made available by the Seller to the Buyer prior to the Signing Date. There are no shareholder resolutions amending the articles of association which have not yet been registered in the commercial register (or the relevant comparable registers in the various jurisdictions) nor are there any side agreements relating to the constitution and organization of the Subsidiaries.

(e)                                  NewCo is the legal and beneficial owner of the shares in Travelocity.co.uk Ltd, Resfeber Sverige AB, Travelocity France SAS and Usit Connections SAS which are free of any encumbrances or any other rights for the benefit of third parties. Usit Connections SAS is the legal and beneficial owner of the shares in Boomerang SAS which are free of any encumbrances or any other rights for the benefit of third parties. Resfeber Sverige AB is the legal and beneficial owner of the shares in Skandinavisk Reisefeber AS, Oslo, Norway, Rejsefeber ApS, Copenhagen, Denmark, Box Office AB, Stockholm, Sweden, and Resfeber Skandinavien AB, Stockholm, Sweden, which are free of any encumbrances or any other rights for the benefit of third parties.

(f)                                    The shares in the Subsidiaries are fully paid up and no repayment of capital contributions has been made, neither openly nor concealed.

(g)                                 The Subsidiaries have no participation in other businesses and are under no obligation to acquire such participation.

(h)                                 The Subsidiaries have in the past not distributed any constructive dividends (verdeckte Gewinnausschüttungen).

(i)                                     Neither against the Seller nor the Company nor the Subsidiaries any bankruptcy or composition proceedings have been initiated nor are there any circumstances which would justify the initiation of such proceedings in the future.

3.3                               Financial Statements/Management Accounts/Closing Accounts

(a)                                  The annual statements (including balance sheet, profit and loss account and notes) and management reports of (i) the Subsidiaries (except for Usit Connections SAS) for the fiscal year 2003 and (ii) Usit Connections SAS, VFinances, VDistribution and Boomerang SAS as of 31 March 2004 (the Annual Statements) have been drawn-up in accordance with the relevant applicable generally accepted accounting principles and present a true and fair view of the assets, finance and results situation of the Subsidiaries which is in accordance with the actual circumstances. To the extent that there are capitalization options no capitalization has taken place. To the extent that there are options to include items in the liabilities such items have been included. All statutorily permitted depreciations have been taken. All statutorily permitted accruals have been taken. At the Signing Date the Subsidiaries have with exception of liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet no liabilities other than those shown in the Closing Accounts or covered by accruals. To the extent that contingent liabilities have not to be included in liabilities they have been reflected as below-the-line items on the balance sheet (including liabilities resulting from the issue of comfort letters).

(b)                                 The Management Accounts for the period January 2004 through June 2004 have been prepared by the management with the due care of a prudent business person and present fairly and properly the state of affairs of the Subsidiaries as of the date of the respective Management Accounts.

(c)                                  The Closing Accounts (including balance sheet, profit and loss account and notes) have been drawn-up in accordance with the relevant applicable generally accepted accounting principles and present a true and fair view of the assets, finance and results situation of the Subsidiaries and VFinances, VDistribution and Boomerang SAS which is in accordance with the actual circumstances.

3.4                               Real Property

None of the Subsidiaries owns any real property. Attachment 3.4 includes a complete list of all lease agreements the Subsidiaries entered into. All lease agreements are valid and enforceable and will not terminate prior to the dates indicated in Attachment 3.4. They do not include any provision, which would give the relevant landlord the right to terminate the agreements as a consequence of the consummation of the transaction contemplated herein or in the Master Agreement.

3.5                               Assets

(a)                                  With the exception of the items listed in Attachment 3.5 to this Agreement all assets necessary for, or used in, the present business operations of the Subsidiaries are reflected in the relevant Annual Statement. The Subsidiaries are the legal and beneficial owner of all fixed assets used in their relevant business operations. Such assets are free of any encumbrances or any other rights for the benefit of third parties. Such assets are in a good operating and conservation condition. The Subsidiaries are the legal and beneficial owner of all current assets used in their relevant business operations. Such assets are free of any encumbrances and any other rights for the benefits of third parties with the exception of statutory pledges or retention of title rights entered into the ordinary course of business for liabilities which are reflected in the Closing Accounts.

(b)                                 Between the date of the Annual Statements for the year 2003 and the Signing Date no assets in excess of Euro 100,000 have been acquired by any of the Subsidiaries.

3.6                               Intellectual Property Rights/Information Technology

(a)                                  Attachment 3.6(a) to this Agreement is a complete and correct list of all Intellectual Property Rights which are owned by the Subsidiaries or with respect to which the Subsidiaries have been granted licenses for use as well as of, with respect to such rights in respect to which the Subsidiaries have been granted licenses for use, a list of the relevant license agreements. With the exception of the Intellectual Property Rights set forth in this list the Subsidiaries in their relevant business operations do not use any further Intellectual Property Rights nor are they dependent thereon. No Intellectual Property Rights used by the Subsidiaries have been challenged in court or out of court by any third parties nor is any such challenge threatened.

(b)                                 The contents of the websites operated by the Subsidiaries are fully in compliance with all statutory and other provisions relevant thereto. No links to third-party websites with obviously illegal contents have been established and the links established to third-party websites themselves are legal.

(c)                                  In the last 12 (twelve) months, the Subsidiaries have not suffered any material failures or bugs in or breakdowns of its Information Technology or parts thereof used in connection with its business which have caused any substantial disruption or interruption to their respective business.

(d)                                 The Subsidiaries are not dependent on any third party as regards the support and the maintenance of their respective Information Technology, except as otherwise stated in Attachment 3.6(d)(i). To the extent that the persons listed in Attachment 3.6(d)(ii) no longer carry out the support or the maintenance of the Information Technology, the Subsidiaries possess all the necessary rights and information either to undertake the support or maintenance by themselves or to have it done by a third party.

3.7                               Customers/Suppliers

Attachment 3.7 to this Agreement is a complete and correct list of all customers accounting for at least 3% of total revenues of a certain Subsidiary during the last twelve month prior the Signing Date and of the 10 largest content and advertising suppliers as well as of the 5 largest ancillary on line suppliers of the Subsidiaries as well as of all suppliers of the Subsidiaries which, for goods and services of any kind, are the sole source of supply, i.e. for which there is no alternative source at comparable conditions (except for energy supply agreements, mail and telecommunication services), listing in each case the business volume for the fiscal year 2003. To the best knowledge of Seller there is no reason to believe that any of such customers or suppliers of the Subsidiaries will reduce the extent of its previous dealings with the Subsidiaries to any material degree except as for the general development of the economy or market.

3.8                               Bank Accounts

Attachment 3.8 to this Agreement is a complete and correct list of all bank accounts of the Subsidiaries as well as the respective signatories.

3.9                               Insurances

Attachment 3.9 to this Agreement is a complete and correct list of all insurances taken out by, or for the benefit of, the Subsidiaries or its business operations. The respective policy holder is in good standing with respect to its obligations under the insurance contract. Insurances which lapse upon the acquisition of the Subsidiaries by the Buyer are marked.

3.10                        Contracts

(a)                                  Attachment 3.10 to this Agreement is a complete and correct list of certain important (written or orally concluded) agreements and obligations of the Subsidiaries (hereinafter referred to as the Material Contracts), i.e. all agreements and commitments which relate to one of the following items or have been concluded with, or granted to, one of the following parties:

(i)                                     All agreements and obligations relating to the acquisition, divestiture, encumbrance or other disposal of real estate or real-estate-like rights;

(ii)                                  All agreements relating to the acquisition or the divestiture of fixed assets including intangible assets, physical fixed assets (with the exception of real estate and real-estate-like rights) and financial assets whose value exceeds EUR 75,000 per item or collectively;

(iii)                               All usufructuary lease agreements (Pachtverträge), rental agreements (Mietverträge) or leasing arrangements to the extent that they trigger annual payments of more than EUR 75,000 per item or collectively;

(iv)                              All license agreements into which the Subsidiaries as licensor or licensee have entered to the extent that they trigger annual payments of more than EUR 45,000 per item or collectively;

(v)                                 All credit agreements into which the Subsidiaries, as lender or borrower, have entered, with the exception of customary extensions of the due date of receivables or payables agreed to in the ordinary course of business, as well as all factoring arrangements;

(vi)                              All agreements with domestic or foreign authorized dealers (Vertragshändler), commercial agents (Handelsvertreter) or agents as well as all similar distribution agreements which either in case of their termination trigger compensation claims against the Subsidiaries or whose notice period for termination exceeds three (3) months;

(vii)                           All employment agreements which provide for an annual aggregate remuneration of more than EUR 50,000 (as per the date of conclusion of such agreement) as well as all agreements with advisers to the extent that they trigger annual payments which exceed EUR 50,000 per item or collectively;

(viii)                        All agreements and obligations relating to pensions, other social benefits, profit participations, turnover participations or other success bonuses as well as similar agreements with the exception of those already mentioned under Section (vii);

(ix)                                All collective bargaining agreements and shop agreements into which the Subsidiaries have entered or to which the Subsidiaries are subject;

(x)                                   All cooperation and similar agreements with third parties as well as any agreement or obligation having an restrictive impact on competition;

(xi)                                All agreements or obligations which have been entered into or assumed outside the ordinary course of business of the Subsidiaries to the extent that they trigger annual payments of more than EUR 150,000 per item or collectively;

(xii)                             Other agreements and obligations which trigger annual payments exceeding EUR 150,000 per item or collectively;

(xiii)                          Other agreements with a duration of more than 24 months or which are incapable of termination in accordance with its terms, by the Subsidiaries on 90 days notice or less.

The validity or enforceability of none of the Material Contracts has been legally contested or questioned. No Material Contract is terminated nor to the best knowledge of Seller about to be terminated. Neither the Company nor to the best knowledge of Seller its respective contractual partner have breached, or are in default with respect to, any Material Contract. The transactions contemplated in this Agreement and the Master Agreement will not give any party an express right to termination or amendment of a Material Contract.

(b)                                 Between the Company or the Subsidiaries on the one side and the Seller, his relatives as well as enterprises affiliated with the Seller within the meaning of Sect. 15 of the Stock Corporation Act (Aktiengesetz) on the other side there are no contractual relationships (both oral and in writing) with the exception of those listed in Attachment 3.10  to this Agreement.

3.11                        Employees

(a)                                  Attachment 3.11(a)(i) to this Agreement is a complete and correct list of all employees of the Subsidiaries. No employee marked therein as “important” has declared an intention to terminate the employment relationship with the Subsidiaries. There are no labor disputes with the exception of those listed in Attachment 3.11(a)(ii). A complete set of sample employment contracts used by the Subsidiaries has been made available to the Buyer prior to the Signing Date.

(b)                                 Attachment 3.11(b)(i) to this Agreement is a complete and correct list of all powers of attorney issued by the Subsidiaries and presently in force which are not reflected in the excerpt from the commercial register.

(c)                                  The pension accruals shown in the Closing Accounts duly reflect the cash value of the Subsidiaries’ liabilities from commitments for company pension plans (both direct and indirect commitments).

3.12                        Public Grants

The Subsidiaries have applied for, received and used all public grants only in accordance with applicable law and in compliance with all regulatory orders, conditions and impositions. No such grants will have to be repaid as a result of the consummation of the transactions reflected in this Agreement and the Master Agreement nor due to other circumstances already known.

3.13                        Litigation

Attachment 3.13 to this Agreement is a complete and correct list of all legal disputes and regulatory proceedings to which the Subsidiaries or employees of the Subsidiaries (to the extent that such disputes or proceedings could result in a liability of the Subsidiaries) are party or subject. Aside from the listed disputes and proceedings no disputes or proceedings are impending nor are there any circumstances which are likely to give rise to such disputes or proceedings.

3.14                        Compliance

Neither the operation nor the other present business operations of the Subsidiaries nor any of its products or services violate applicable law or regulatory orders. The Subsidiaries have at their disposal all regulatory permits which are required for the conduct and continuation of their present business operations. To the best knowledge of Seller neither a revocation nor any restrictions of such permits is impending.

3.15                        True Information/Known Facts

To the best knowledge of OFT (which shall include information OFT has obtained from the chief financial officers of the Subsidiaries) all information supplied to the Buyer and its advisers by the Seller prior to Signing Date is true, accurate and complete in all respects. To the best knowledge of the Seller (as described above) it is not misleading and does not omit anything relating to the Company or Subsidiaries and their business operations which would be important for the individual information or which the Buyer at the time of the recording of this Agreement for the evaluation of such information should know. To the best knowledge of the Seller (as described above) there are no material facts or circumstances which in future could have a materially adverse impact on the Subsidiaries or the Company and their business operations with the exception of general developments of the economy or the market.

4.                                      CLAIMS UNDER THE SELLER’S STATEMENTS

4.1                                 In the event that any of the Statements of the Seller is not true, accurate, complete and not misleading in every respect, the Seller shall be liable for putting the Buyer, or at the discretion of the Buyer, the relevant Subsidiaries or the Company into the same position that it would have been in if the Statements had been true, accurate, complete and not misleading in every respect (Naturalrestitution). If the Seller then fails to cure the defect within a period of 4 months following receipt of a written notice of the Buyer, the Seller shall be liable for paying monetary damages to the Buyer or, at the discretion of the Buyer, to the relevant Subsidiaries or the Company in an amount which is necessary to put the Buyer, or, at the discretion of the Buyer, the relevant Subsidiaries into the same position that it would have been in if the Statements had been true, accurate, complete and not misleading in every respect (always provided that the Buyer, the Company and/or the relevant Subsidiary have suffered damage).

4.2                                 Except for the Statements in Clauses 3.2(a) to (c) the Seller shall only be liable for a breach of a Statement in proportion to its original (indirect) shareholding in the Company or the Subsidiaries, respectively (i.e. 50%).

4.3                                 All statutory rights of the Buyer (gesetzlich begründete Ansprüche) in connection with a breach of the statement in this Agreement shall be excluded.

5.                                      INDEMNIFICATION FOR TAXES

5.1                                 The Subsidiaries have submitted all declarations, tax returns and prepayment notices (Voranmeldungen) with regard to Taxes to all authorities required by law to be submitted in a timely manner, and all such declarations, tax returns and prepayment notices are complete and accurate in all respects. No taxing authority has ever made a claim against any Subsidiary in a jurisdiction where that Subsidiary does not currently file returns that such Subsidiary is subject to tax in that jurisdiction (and no such claim is expected to be made), and in no such jurisdiction is there an obligation to file declarations, tax returns and prepayment notices or pay Taxes (and no such obligation is expected to arise). Each Subsidiary has paid in full when due (and, if not yet due or fully paid or shown as a liability in its respective Financial

Statements or Management Accounts, has fully and sufficiently provided for in the Closing Accounts) all Taxes covering fiscal years or other periods ending on or before the Signing Date, regardless of whether such Taxes have already been assessed or will be assessed in the future. For the avoidance of doubt OFT does not guarantee the amount of any tax losses carried forward, if any.

5.2                                 In the event any of the independent guarantees pursuant to Clause 5.1 should be incomplete, incorrect or misleading (Breach) OFT will remedy such Breach within (30) thirty days after receipt of a written request from either a Subsidiary or TVL GmbH by placing the relevant Subsidiary in a position in which it were if the guarantee(s) were complete, correct and not misleading. Should the Breach not be remedied within thirty (30) days after receipt of such written request regardless of the reason therefore OFT shall pay damages to TVL GmbH or the Subsidiaries. Clause 4.2 shall apply accordingly.

5.3                                 In the event Taxes are actually refunded by a relevant tax authority after 30 September 2004 and such Taxes were actually paid by the Subsidiaries before 1 October 2004 and such payments directly relate to periods ending or before 1 October 2004 then 50% of such refunds shall be treated as the property of OFT and shall be passed to OFT, if not already provided for or accrued in the Financial Statements or Closing Accounts.

6.                                      LIMITATIONS

6.1                                 All claims under the Statements, except for claims under the indemnity for public charges, under this Agreement shall prescribe 2 years after the Signing Date. Any claims under the tax indemnity contained in Clause 5 shall be subject to a limitation period equal to (90) ninety days after the expiration of the applicable statute of limitations for assessment of Taxes.

6.2                                 The time limitation on individual claims and indemnity claims provided in Clause 6.1 shall be suspended (gehemmt) within the meaning of § 209 of the German Civil Code (Bürgerliches Gesetzbuch) by any notification of such individual claim or indemnity claim, as the case may be, until the point in time the relevant claim or indemnity claim is fully settled by agreement between the relevant Parties or by final judgement in respect of the claim or indemnity claim made. In addition, any suspension based on any of the events specified in §§ 203 to 206 of the German Civil Code shall apply.

6.3                                 The Buyer shall have claims based upon a breach of any Statement as set out in Clause 3 only if the aggregate of all claims exceeds an amount of Euro 600,000 (in words: six hundred thousand euros) (the Claim Threshold), at which point the Buyer shall be entitled to be compensated for all claims based upon a breach of a Statement contained in Clause 3 of this Agreement. For the avoidance of doubt the limitation set forth in this Clause 6.3 shall not apply with respect to any claims under Clause 5. Furthermore, for the avoidance of doubt, in the light of the principle stated under Clause 4.2 for the purpose of determining whether or not a claim falls under the Claim Threshold, the actual amount of the damage to the Company, subsidiary or Buyer, as the case may be is decisive.

6.4                                 In no event, however, shall the liability of the Seller pursuant to Clause3 exceed an aggregate amount of Euro 20,800,000 (in words: twenty million eight hundred thousand euros) (the Cap Amount).

6.5                                 The Claim Threshold and the Cap Amount shall not apply to claims based upon willful (other than negligence or gross negligence) or fraudulent breaches of the statements contained in Clause 3 and Clause 5 of this Agreement.

6.6                                 To the extent that any claims under this Agreement would entitle the Buyer to make a claim under the VFinances Acquisition Agreement or any other agreement, before making any claims under this Agreement, the Buyer shall undertake its reasonable best efforts to settle such claim under the VFinances Acquisition Agreement or relevant other agreement.

6.7                                 § 442 of the German Civil Code (Bürgerliches Gesetzbuch) and § 377 of the German Commercial Code (Handelsgesetzbuch) as well as the legal principles expressed in these provisions shall not apply, neither directly nor by analogy.

7.                                      CLOSING ACCOUNTS

If so requested by the Buyer within 5 days from the date of this Agreement, Closing Accounts shall be prepared as soon as possible after the Closing, but in no event later than 60 days for each of the Subsidiaries in accordance with the generally accepted accounting principles as applicable to the country the relevant Subsidiary relates and shall be consolidated based upon such accounting principles as agreed by the Parties. The Closing Accounts shall be audited by KPMG on instructions as agreed upon by the Parties. Costs shall be borne by the relevant Subsidiaries; costs of the consolidated accounts shall be borne by the Buyer.

8.                                      NON-COMPETE

Clause 7.4 of the New Joint Venture Agreement shall apply.

9.                                      CONFIDENTIALITY

The contents of this Agreement, its existence and all matters relating to this Agreement as well as the negotiations relating to this Agreement shall be held confidential, and each Party agrees not to divulge any such information to any person without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed. Either party may, without such approval, announce or disclose such matters or information if required to do so by law or the rules of any relevant stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, provided always that the Party making such announcement or disclosure shall consult with the other Parties in advance as to the form, contents and timing of such announcement or disclosure.

10.                               MISCELLANEOUS

10.1                        Costs/Expenses

Clause 11 of the Master Agreement shall apply mutatis mutandis.

10.2                        Notification in accordance with § 16 GmbHG

The Parties undertake to notify the company of the share transfers performed under this Agreement in accordance with § 16 I GmbHG immediately after the notarisation of this Agreement.

10.3                        Governing Law and Dispute Resolution

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The competent court of Frankfurt/Main shall have exclusive jurisdiction.

10.4                        Waiver

None of the terms of this Agreement shall be deemed to have been waived by either Party, unless such waiver is in writing and signed by that Party. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act.

10.5                        Notices

Except as otherwise set forth herein, any notice or communication required or permitted to be given under this Agreement by one of the Parties to the other shall be given for all purposes by delivery in person, by registered (air) mail or internationally known private courier (such as Federal Express), to the other Party.

Such notice or communication is - for the time being - to be addressed as follows:

If to OFT:	Otto Freizeit und Touristik GmbH
Attn. Christoph Rische
Osterbekstraße 90 a
22083 Hamburg, Germany

with a copy to:	Otto (GmbH & Co KG)
Attn. Dr. Michael E. Crüsemann
Wandsbeker Straße 3 –7
22172 Hamburg, Germany

and:	Otto (GmbH & Co KG)
Attn. Head of Legal Department
Wandsbeker Straße 3 –7
22172 Hamburg, Germany

if to TVL GmbH:	Travelocity.com LP
Attn. CFO
3150 Sabre Drive
Southlake, Texas 76092, USA

with a copy to:	Travelocity.com LP
Attn. General Counsel
3150 Sabre Drive

Southlake, Texas 76092, USA.

Unless otherwise specifically provided for herein, such notice shall be effective upon arrival thereof at the respective address, provided that any late or non-delivered notice shall be deemed to have arrived at said address upon the expiration of seven days from the date of sending.

10.6                        Amendments and Modifications

This Agreement may not be modified, amended or changed in any respect except in writing, unless notarisation is required. The same shall apply to any waiver of the need to comply with this Clause 10.6.

10.7                        Assignment

Neither Party may assign or charge any of its rights under this Agreement without the prior written consent of the other Parties always provided that the Parties may assign its rights under this Agreement to an Affiliate without such consent.

10.8                        Severability

Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become wholly or partially unenforceable or invalid under any applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect. The same shall apply if it should transpire that this Agreement contains an omission. Instead of the invalid or unenforceable provision the Parties shall agree on an appropriate provision which comes as close as legally possible to what the Parties were trying to achieve with the invalid or unenforceable provision (or, as the case may be, the invalid or unenforceable part thereof). In the event that an omission needs to be rectified, a provision shall be agreed upon which in view of the purpose and intent of this Agreement comes as close as possible to what the Parties would have agreed if they had been aware of the omission at the time that this Agreement was concluded.